CERTIFICATE OF CORRECTION
                                       OF
                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES F CONVERTIBLE PREFERRED STOCK
                                       OF
                        DOBSON COMMUNICATIONS CORPORATION


     Dobson Communications Corporation, an Oklahoma corporation (the "Company"), pursuant to Section 1007(F) of the Oklahoma General Corporation Act, for the purpose of correcting the Certificate of Designation of Series F Convertible Preferred Stock (the "Certificate of Designation") of the Company filed on August 18, 2003, hereby certifies the following:

     1. That the Company was originally incorporated on February 3, 1997, under the name "Dobson Holdings Corporation."

     2. On August 18, 2003, the Company filed the Certificate of Designation which contained certain typographical errors, and therefore constituted an inaccurate record of the powers, preferences and relative, participating, optional and other special rights of the Company's 13% Series F Convertible Preferred Stock.

     3. The Certificate of Designation is corrected to reflect the following:

          a) The definition of "ISSUE DATE" in Section 2 (n) will read in its entirety as follows:

                    "(n) "ISSUE DATE" shall mean August 19, 2003, the original date of issuance of shares of the Series F Preferred Stock."

          b) The definition of "REGISTRATION RIGHTS AGREEMENT" in Section 2 (aa) will read in its entirety as follows:


                    "(aa) means the Registration Rights Agreement dated August 19, 2003 between the Company and the holders of the Class A Common Stock and the Series F
                    Preferred Stock set forth on the signature pages thereto."

          c) Section 10(a) will read in its entirety as follows:

                    "Prior to August 19, 2005, the Series F Preferred Stock may not be redeemed at the option of the Company. At any time on and after August 19, 2005, the Series F Preferred Stock may be redeemed, in whole or in part at any time at the Company's option, for cash, at the prices per share set forth below (expressed as percentages of the Liquidation Preference), plus all accumulated and unpaid dividends thereon (including an amount in cash equal to a prorated dividend for any partial Dividend Period) to the date (which shall be a Business Day) fixed for redemption (the "OPTIONAL REDEMPTION DATE"), if redeemed during the 12-month period commencing on August 19 of each of the years set forth below:

                    Year                                   Percentage
                    ----                                   ----------

                    2005....................................106.00%
                    2006....................................103.00%
                    2007 and thereafter.....................100.00%"

          d) Section 11(a) will read in its entirety as follows:

                    "On but not before August 19, 2016 (the "MANDATORY REDEMPTION DATE"), the Company shall be required to redeem, subject to the legal availability of funds therefor, all outstanding shares of the Series F Preferred Stock at a price per share in cash equal to the Liquidation Preference thereof plus all accumulated and unpaid dividends thereon through the Mandatory Redemption Date (the "MANDATORY REDEMPTION PRICE"). The Company shall take all actions required or permitted under the laws of the State of Oklahoma to permit such mandatory redemption."

     Dated this 18th day of August, 2003.


                               DOBSON COMMUNICATIONS CORPORATION

                                    RONALD L. RIPLEY
                               By:  Ronald L. Ripley
                               Title:  Vice President
ATTEST:

     TRENT LEFORCE
By:  Trent LeForce
Title:  Assistant Secretary